Exhibit 99.B(d)(10)(i)

September 12, 2008

Tradewinds Global Investors, LLC

Attention:  General Counsel

2049 Century Park East

Los Angeles, CA  90067

Dear Sir or Madam:

Pursuant to the Sub-Advisory Agreement dated November 16, 2007, between ING Investments, LLC and Tradewinds Global Investors, LLC (the “Agreement”) we hereby notify you of our intention to retain you as the Sub-Adviser to render investment advisory services for ING LargeCap Value Fund (the “Fund”), a new series of ING Equity Trust, effective September 12, 2008.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fees indicated for the Fund, is attached to this letter.

Please signify your acceptance to act as Sub-Adviser to the Fund under the Agreement by signing below where indicated.

Very sincerely,

		By:	/s/ Ernest J. C’DeBaca
		Name:	Ernest J. C’DeBaca
		Title:	Senior Vice President
ING Investments, LLC

ACCEPTED AND AGREED TO:
Tradewinds Global Investors, LLC

By:	/s/ Jane Crist

Name:	Jane Crist

Title:	Senior Vice President ,Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Investments, LLC www.ingfunds.com

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

TRADEWINDS GLOBAL INVESTORS, LLC

Series	Annual Sub-Adviser Fee (as a percentage of average daily net assets)

ING LargeCap Value Fund	0.50% on all assets

ING Value Choice Fund	0.50% on all assets